EXHIBIT 10.15

CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”) is entered into as of December 7, 2002 by and between ENTRAVISION COMMUNICATIONS CORPORATION, a Delaware corporation (the “Company”), and JEANETTE TULLY (the “Consultant”).

1.    Term of Agreement; Consulting Services.    The term of this Agreement shall be for thirty (30) months commencing January 1, 2003. During the term of this Agreement, the Consultant shall be available either by phone or in person for up to fifteen (15) hours per month to provide consulting services to the Company. The Consultant will be reimbursed for any reasonable out-of-pocket expenses incurred by the Consultant at the request of the Company, including, without limitation, travel expenses.

2.    Employment Status.    The Consultant’s status as an employee of the Company shall terminate effective December 31, 2002. In connection with the termination of her employment, the Consultant shall receive the following:

a.    a bonus payment of $180,000 payable by wire transfer by the Company on or before January 15, 2003, subject to customary and required withholdings, if any,

b.    if the Consultant elects to continue her health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) the Company shall pay the Consultant’s monthly premium under COBRA until the earliest of (i) eighteen (18) months from the date of this Agreement or (ii) the date when the Consultant is eligible to receive substantially equivalent health insurance coverage in connection with new employment,

c.    all outstanding stock options held by the Consultant (75,000 options at $11.05 per share and 100,000 options at $16.38 per share) shall (i) be fully vested as of the date of this Agreement and (ii) be exercisable for thirty-six (36) months following the date of this Agreement, and the remaining one-third (1/3) of the restricted shares granted to the Consultant in May 2000 shall fully vest, and

d.    reimbursement of all reasonable legal costs, up to $5,000, incurred by the Consultant in connection with the termination of her employment.

3.    Non-Solicitation.    The Company recognizes and agrees that the Consultant may perform services for other persons; provided, however, that during the term of this Agreement the Consultant shall not hire, solicit or recruit any of the Company’s or any Company affiliate’s or subsidiary’s employees or consultants.

4.    Compensation.    During the term of this Agreement the Company shall pay the Consultant by wire transfer a fee at a monthly rate of $18,000 (the Company shall issue to the Consultant an IRS Form 1099 for such payments) as compensation for consulting services performed under this Agreement, payable in advance for each six (6) month period of this Agreement (i.e. $108,000 on each of January 1, 2003, July 1, 2003, January 1, 2004, July 1, 2004 and January 1, 2005). The entire amount of compensation under this Section 4 will accelerate and become automatically upon the closing of a sale of substantially all of the assets or stock of the Company.

5.    No Employee Benefits.    The Consultant shall not be eligible to participate in any of the Company’s employee benefit plans, fringe benefit programs, group insurance arrangements or similar programs.

6.    Independent Contractor.    In performing services for the Company pursuant to this Agreement, the Consultant shall act in the capacity of an independent contractor with respect to the Company and not as an employee of the Company.

7.    Compliance with Legal Requirements.    The Company shall not provide workers’ compensation, disability insurance, Social Security or unemployment compensation coverage nor any other statutory benefit to the Consultant. The Consultant shall comply at her expense with all applicable provisions of workers’ compensation laws, unemployment compensation laws, federal Social Security law, the Fair Labor Standards Act, OSHA regulations, federal, state and local income tax laws, and all other applicable federal, state and local laws, regulations and codes relating to terms and conditions of employment required to be fulfilled by employers or independent contractors.

8.    Confidentiality.    The Consultant and the Company agree to keep confidential the terms of this Agreement. Specifically, the Consultant and the Company shall not discuss the terms of this Agreement with any current or former Company employee. The Consultant may, however, discuss the terms of this Agreement with her tax advisor, medical professional, attorney, immediate family or upon a valid court order, at which time the individual receiving information about the terms of this Agreement shall be informed about the existence of this confidentiality provision. To the extent the Consultant is compelled to provide testimony or other evidence pursuant to a valid legal order, the Consultant must provide prompt written and verbal notice of such order to the Company. The Consultant shall not use or disclose any of the Company’s proprietary or confidential information, including, without limitation, patents, trade secrets, trade lists or other trade secret information. The Consultant shall promptly return to the Company all company proprietary or confidential information, documents, materials, apparatus, equipment other physical property that the Consultant has in her possession.

9.    Release.    The Consultant hereby fully and forever releases and discharges the Company, its officers, directors, agents, employees, stockholders, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys’ fees, damages, indemnities and obligations of every kind and nature, in law, equity or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising from events occurring at any time prior to the date of this Agreement, resulting from, in connection with or arising out of the Consultant’s prior employment relationship with the Company, including, but not limited to, claims pursuant to any federal, state or local law relating to employment or claims for salary, bonuses, commissions, stock, stock options, vacation pay, fringe benefits or severance pay. This release is a GENERAL RELEASE. The Company and the Consultant acknowledge and agree that this Section 9 shall not in any way limit or affect the rights, obligations and covenants set forth in this Agreement. In addition, concurrently with the execution of this Agreement, the Consultant and the Company are entering into a separate

General Release of Claims attached hereto and incorporated herein by this reference, and the Consultant acknowledges and agrees that the execution by her of such General Release of Claims is in consideration of the amounts paid to her in this Agreement. The Consultant and the Company are a party to an Indemnification Agreement dated as of August 2, 2000, and the terms of such agreement shall remain in effect to the extent set forth in Section 10 thereof.

The Company hereby fully and forever releases and discharges the Consultant of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys’ fees, damages, indemnities and obligations of every kind and nature, in law, equity or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising at any time prior to the date of this Agreement, resulting from, in connection with or arising from events occurring out of the Consultant’s prior employment relationship with the Company, including, but not limited to, claims pursuant to any federal, state or local law relating to employment or claims for salary, bonuses, commissions, stock, stock options, vacation pay, fringe benefits or severance pay; provided, however, that the foregoing release shall not apply to acts of the Consultant of bad faith, gross negligence, willful misconduct or fraud. As of the date of this Agreement, the Company is not aware of any acts of the Consultant that would be deemed to fall within the proviso of the preceding sentence.

10.    Acknowledgement.    The parties acknowledges that they may discover facts or law different from, or in addition to, the facts or law that they know or believe to be true with respect to the claims released in this Agreement and agree, nonetheless, that this Agreement and the releases contained herein shall be and remain effective in all respects notwithstanding such different or additional facts or the discovery of them. All rights under Section 1542 of the Civil Code of the State of California (the “Civil Code”), and under any and all similar laws of any governmental entity, are hereby expressly waived. The parties are aware that said Section 1542 of the Civil Code provides as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.” The parties agree that they have read all of this Agreement, including the above Civil Code section, and that they fully understand both this Agreement and the Civil Code section.

11.    Press Release; Recommendation.    Following the execution of this Agreement the Company and the Consultant will issue a mutually approved press release relating to the termination of Consultant’s employment with the Company. At the Consultant’s request, the Company shall provide her with a positive letter of recommendation regarding her employment with the Company.

12.    Nondisparagement.    The Consultant and the Company agree not to disparage, defame or make negative or critical public statements regarding the personal or business reputation, technology, products, practices or conduct of each other or, in the case of the Company, any of the Company’s officers or directors. In addition, except as required by law, the Consultant shall not make any public statements regarding the Company without the prior written approval of the Company’s Chief Executive Officer.

13.    Assignment and Successors.    Neither party shall assign any right or delegate any obligation hereunder without the other party’s written consent, and any purported assignment or delegation by a party hereto without the other party’s written consent shall be void. This Agreement shall be binding upon and inure to the benefit of the Company and its successors and the Consultant, his or her heirs, executors, administrators and legal representatives.

14.    Notice.    All notices under this Agreement shall be in writing and shall be deemed given (a) when personally delivered to the other party or (b) three (3) days after being sent by prepaid certified or registered U.S. mail to the other party.

15.    Arbitration.    Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in accordance with the Commercial Arbitration Rules of JAMS, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The prevailing party shall be entitled to receive from the nonprevailing party all costs, damages and expenses, including reasonable attorneys’ fees, incurred by the prevailing party in connection with that action or proceeding, whether or not the controversy is reduced to judgment or award. The prevailing party shall be that party who may be fairly said by the arbitrator(s) to have prevailed on the major disputed issues.

16.    Miscellaneous.    The failure of either party to enforce its rights under this Agreement at any time for any period shall not be construed as a waiver of such rights. No changes or modifications or waivers to this Agreement shall be effective unless in writing and signed by both parties. In the event that any provision of this Agreement shall be determined to be illegal or unenforceable, that provision shall be limited or eliminated to the minimum extent necessary so that this Agreement may otherwise remain in full force and effect and enforceable. This Agreement shall be governed by and construed in accordance with the laws of the State of California without regard to the conflicts of laws provisions thereof. In any action or proceeding to enforce rights under this Agreement, the prevailing party shall be entitled to recover costs and attorneys’ fees. Headings herein are for convenience of reference only and shall in no way affect interpretation of the Agreement.

17.    Counterparts; Facsimile.    This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. To the maximum extent permitted by law this Agreement may be signed and transmitted by facsimile with the same validity as if it were an ink-signed document.

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IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

“Company”	ENTRAVISION COMMUNICATIONS CORPORATION

/s/ WALTER F. ULLOA
Walter F. Ulloa Chairman and Chief Executive Officer

“Consultant”	JEANETTE TULLY

/s/ JEANETTE TULLY
Jeanette Tully, an individual

[Signature Page to Consulting Agreement]

GENERAL RELEASE OF CLAIMS

By signing this General Release of Claims (the “Agreement”), I, Jeanette Tully, acknowledge that Entravision Communications Corporation (the “Company”) and I have reached the following agreement:

1.    My employment with the Company will terminate effective as of December 31, 2002. In exchange for my entering into this Agreement, the Company will pay to me the consideration set forth in that certain Consulting Agreement of even date herewith by and between the Company and me to which this Agreement is attached (the “Consulting Agreement”).

2.    I agree that the pay and benefits I will receive under the Consulting Agreement are in full satisfaction of any claims, liabilities, demands or causes of action of any sort that I may have against the Company or its past, present and future parent corporations, subsidiaries, divisions, subdivisions, affiliates and related companies or their successors and assigns, and all past, present and future directors, officers, fiduciaries or employees of all such entities (all parties referred to in the foregoing are hereinafter referred to as the “Releasees”). I release the Releasees from any claim, known or unknown, arising in any way from any actions or omissions by the Releasees up to the date of the signing of this Agreement, including, without limitation, any claim for wrongful discharge, breach of contract, or any claims arising under Title VII of the Civil Rights Act of 1964, the California Fair Employment and Housing Act, the Employee Retirement Income Security Act of 1974, the Age Discrimination in Employment Act, the Americans with Disabilities Act of 1990 and the Family and Medical Leave Act of 1993. I agree and promise that I will not file any lawsuit or administrative charge asserting any such claims.

3.    The general release of all claims contained in the preceding paragraphs include a waiver of rights and claims that I may have arising under the Age Discrimination in Employment Act of 1967 (Title 29, United States Code, Sections 621, et seq.). I understand that by signing this release, I waive all rights or claims under that Act.

a.    I understand that I have up to 21 days from receipt of this Agreement in which to sign and return this Agreement; and

b.    I have 7 days following the date I sign this Agreement in which I can revoke and cancel this Agreement. I understand that no severance pay will be made until after this seven-day period has expired.

4.    I hereby expressly waive the provisions of California Civil Code Section 1542, which provides as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

5.    I will receive all accrued vacation pay to which I am entitled under Company Policy and California law.

6.    The provisions of this Agreement set forth the entire agreement between me and the Company concerning the subject matter of this Agreement. Any other promises, written or oral, are replaced by provision of this Agreement, and are no longer effective unless they are contained in this document.

7.    The prevailing party in any dispute under this Release shall be entitled to recover from the other party reasonable attorneys’ fees and related expenses. Any ambiguities in this Agreement will not be construed against the Company.

I have read this Release carefully, fully understand it and agree to its terms. I agree that this Agreement shall be construed and enforced in accordance with the laws of the State of California.

Dated: December 7, 2002	/s/ JEANETTE TULLY
Jeanette Tully

ENTRAVISION COMMUNICATIONS CORPORATION

Dated: December 7, 2002	By:	/s/ WALTER F. ULLOA
Walter F. Ulloa Chairman and Chief Executive Officer

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